Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined balance sheet combines Fidelity National Information Services, Inc.’s (“FIS”) and SunGard’s (“SunGard”) historical consolidated balance sheets on a pro forma basis, giving effect to the consummation of the mergers of SunGard and SunGard Capital Corp. II (“SCCII”) into a wholly-owned subsidiary of FIS (the “Mergers”) pursuant to that certain merger agreement (the “Merger Agreement”), dated August 12, 2015, by and among FIS, SunGard, SCCII and certain wholly-owned subsidiaries of FIS, together with the issuance by FIS of $750,000,000 aggregate principal amount of 2.850% senior notes due 2018 (the “2018 Notes”), $1,750,000,000 aggregate principal amount of 3.625% senior notes due 2020 (the “2020 Notes”), $500,000,000 aggregate principal amount of 4.500% senior notes due 2022 (the “2022 Notes”) and $1,500,000,000 aggregate principal amount of 5.000% senior notes due 2025 (the “2025 Notes” and collectively with the 2018 Notes, the 2020 Notes and the 2022 Notes, the “Senior Notes”), borrowings under FIS’ existing revolving credit facility and its new term loan credit agreement, and the use of proceeds therefrom (collectively, the “Transactions”) as if they had occurred on September 30, 2015. The unaudited pro forma condensed combined statements of earnings combine FIS’ and SunGard’s historical consolidated statements of earnings on a pro forma basis, giving effect to the Transactions as if they had occurred on January 1, 2014. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following:

•	FIS’ separate unaudited historical condensed consolidated financial statements as of and for the nine months ended September 30, 2015 and the related notes included in FIS’ Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2015;

•	FIS’ separate audited historical consolidated financial statements as of and for the year ended December 31, 2014 and the related notes included in FIS’ Annual Report on Form 10-K for the year ended December 31, 2014, except for the following sections, which were updated by the Current Report on Form 8-K dated May 8, 2015, also incorporated herein by reference: Part I, Item 1. “Business”; Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and Part II, Item 8. “Financial Statements and Supplementary Data;”

•	separate unaudited historical condensed consolidated financial statements of SunGard as of and for the nine months ended September 30, 2015 and the related notes; and

•	separate audited historical consolidated financial statements of SunGard as of and for the year ended December 31, 2014 and the related notes.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Transactions between FIS and SunGard during the periods presented in the unaudited pro forma condensed combined financial statements are not significant.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”). The acquisition method of accounting is dependent upon certain procedures, such as valuations, appraisals, and discussions and input from SunGard management, which have to be performed to obtain the necessary information to recognize the acquired assets and liabilities at fair value. At this time, these activities have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will arise and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(In millions)

	September 30, 2015
	FIS	SunGard	Reclassifications	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$441.5	$591.0	$—	$(151.5	) (a)	$881.0
Settlement deposits	309.2	—	—	—		309.2
Trade receivables, net	1,125.1	547.0	—	—		1,672.1
Settlement receivables	239.9	—	—	—		239.9
Other receivables	24.5	—	30.9	—		55.4
Due from Brazilian venture partner	29.7	—		—		29.7
Prepaid expenses and other current assets	186.8	173.0	(72.3)	—		287.5
Deferred income taxes	79.6	—	41.4	—		121.0

Total current assets	2,436.3	1,311.0	—	(151.5)		3,595.8
Property and equipment, net	481.0	142.0	—	—		623.0
Goodwill	8,761.5	3,733.0	—	3,321.1	(b)	15,815.6
Intangible assets, net	1,053.9	993.0	—	1,737.0	(c)	3,783.9
Computer software, net	902.1	210.0	—	336.0	(d)	1,448.1
Deferred contract costs, net	238.4	—	—	—		238.4
Other noncurrent assets	314.6	69.0	—	(12.5	) (e)	371.1

Total assets	$14,187.8	$6,458.0	$—	$5,230.1		$25,875.9

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$714.4	$390.0	$—	$(65.3	) (f)	$1,039.1
Settlement payables	555.9	—	—	—		555.9
Deferred revenues	273.5	507.0	—	(228.2	) (g)	552.3
Short term debt and current portion of long-term debt	13.4	—	—	—		13.4
Due to Brazilian venture partner	9.0	—	—	—		9.0

Total current liabilities	1,566.2	897.0	—	(293.5)		2,169.7
Long-term debt, excluding current portion	4,957.0	4,669.0	—	2,344.0	(h)	11,970.0
Deferred income taxes	843.9	618.0	(100.2)	721.5	(i)	2,083.2
Due to Brazilian venture partner	23.1	—	—	—		23.1
Deferred revenues	27.9	—	—	—		27.9
Other long-term liabilities	165.5	27.0	100.2	—		292.7

Total liabilities	7,583.6	6,211.0	—	2,772.0		16,566.6

Preferred and common stock subject to put options	—	110.0	—	(110.0	) (m)	—
Equity:
Preferred stock	—	—	—	—		—
Common stock	3.9	—	—	0.4	(j)	4.3
Additional paid in capital	7,416.4	2,612.0	—	251.3	(k)	10,279.7
Retained earnings	3,053.1	(3,921.0)	—	3,778.3	(l)	2,910.4
Accumulated other comprehensive earnings (loss)	(261.4)	(190.0)	—	174.1	(m)	(277.3)
Treasury stock, at cost	(3,683.3)	(1.0)	—	1.0	(m)	(3,683.3)

Total FIS/SunGard stockholders’ equity	6,528.7	(1,500.0)	—	4,205.1		9,233.8
Noncontrolling interest	75.5	1,637.0	—	(1,637.0	) (m)	75.5

Total equity	6,604.2	137.0	—	2,568.1		9,309.3

Total liabilities and equity	$14,187.8	$6,458.0	$—	$5,230.1		$25,875.9

See accompanying notes to unaudited pro forma condensed combined financial statements. Pro forma adjustments are described in note 6.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

(In millions, except per share data)

	For the Year Ended December 31, 2014
	FIS	SunGard	Reclassifications and Accounting Policy Change	Pro Forma Adjustments		Pro Forma Combined
Processing and services revenues	$6,413.8	$2,809.0		$(265.0	) (g)	$8,957.8
Cost of revenues	4,332.7	1,098.0	$603.3	289.6	(n)	6,323.6

Gross profit	2,081.1	1,711.0	(603.3)	(554.6)		2,634.2
Selling, general, and administrative expenses	810.5	667.0	(7.7)	(9.0	) (o)	1,460.8
Product development and maintenance		376.0	(376.0)
Depreciation and amortization of acquisition-related intangibles		243.0	(243.0)
Impairment charges	—	339.0	—	—		339.0

Operating income	1,270.6	86.0	23.4	(545.6)		834.4

Other income (expense):
Interest income (expense), net	(157.5)	(290.0)	—	50.0	(h)	(397.5)
Other income (expense), net	(59.7)	(61.0)	—	—		(120.7)

Total other income (expense), net	(217.2)	(351.0)	—	50.0		(518.2)

Earnings from continuing operations before income taxes	1,053.4	(265.0)	23.4	(495.6)		316.2
Provision for income taxes	335.1	(57.0)	7.5 (p)	(159.1	) (p)	126.5

Earnings (loss) from continuing operations, net of tax	718.3	(208.0)	15.9	(336.5)		189.7
Net (earnings) loss attributable to noncontrolling interest	(27.8)	(174.0)	—	—		(201.8)

Net earnings (loss) from continuing operations attributable to FIS/SunGard common stockholders	$690.5	$(382.0)	$15.9	$(336.5)		$(12.1)

Net earnings per share — basic from continuing operations attributable to FIS/SunGard common stockholders	$2.42					$(0.04)

Weighted average shares outstanding — basic	284.8			41.8	(q)	326.6

Net earnings per share — diluted from continuing operations attributable to FIS/SunGard common stockholders	$2.39					$(0.04)

Weighted average shares outstanding — diluted	288.7			42.8	(q)	331.5

See accompanying notes to unaudited pro forma condensed combined financial statements. Pro forma adjustments, reclassifications and the accounting policy change for commissions are described in notes 6, 2 and 3, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

(In millions, except per share data)

	For the Nine Months Ended September 30, 2015
	FIS	SunGard	Reclassifications and Accounting Policy Change	Pro Forma Adjustments		Pro Forma Combined
Processing and services revenues	$4,720.4	$2,060.0	$—	$—		$6,780.4
Cost of revenues	3,160.6	833.0	398.4	270.7	(n)	4,662.7

Gross profit	1,559.8	1,227.0	(398.4)	(270.7)		2,117.7
Selling, general, and administrative expenses	719.4	476.0	(5.8)	(6.0	) (o)	1,183.6
Product development and maintenance		256.0	(256.0)
Depreciation and amortization of acquisition-related intangibles		152.0	(152.0)

Operating income	840.4	343.0	15.4	(264.7)		934.1

Other income (expense):
Interest income (expense)	(108.8)	(213.0)	—	37.7	(h)	(284.1)
Other income (expense), net	129.5	1.0	—	—		130.5

Total other income (expense), net	20.7	(212.0)	—	37.7		(153.6)

Earnings from continuing operations before income taxes	861.1	131.0	15.4	(227.0)		780.5
Provision for income taxes	314.2	7.0	4.9 (p)	(72.9	) (p)	253.2

Earnings from continuing operations, net of tax	546.9	124.0	10.5	(154.1)		527.3
Net (earnings) loss attributable to noncontrolling interest	(13.6)	(147.0)	—	—		(160.6)

Net earnings (loss) from continuing operations attributable to FIS/SunGard common stockholders	$533.3	$(23.0)	$10.5	$(154.1)		$366.7

Net earnings per share — basic from continuing operations attributable to FIS/SunGard common stockholders	$1.89					$1.13

Weighted average shares outstanding — basic	281.5			41.8	(q)	323.3

Net earnings per share — diluted from continuing operations attributable to FIS/SunGard common stockholders	$1.87					$1.12

Weighted average shares outstanding — diluted	285.0			42.8	(q)	327.8

See accompanying notes to unaudited pro forma condensed combined financial statements. Pro forma adjustments, reclassifications and the accounting policy change for commissions are described in notes 6, 2 and 3, respectively.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of Transaction

On November 30, 2015, FIS completed the acquisition of SunGard and its subsidiaries, pursuant to the Merger Agreement entered into on August 12, 2015. Subject to the terms and conditions of the Merger Agreement, the holders of outstanding shares of SunGard Class L Common Stock and SCCII Preferred Stock, together with the holders of outstanding, fully vested SunGard and SCCII equity-based awards, received in the aggregate, (i) 44,239,577 shares of FIS common stock, less the number of FIS shares represented by certain unvested restricted stock units (“RSUs”) of SunGard assumed by FIS in connection with the Mergers (the “aggregate stock consideration”) and (ii) $2.289 billion in cash, less the amount of the Excess Company Transaction Fees (as defined below) (the “aggregate cash consideration” and together with the aggregate stock consideration, the “merger consideration”). The number of FIS shares included in the assumed RSUs was derived based on the volume weighted average trading price of shares of FIS common stock on the New York Stock Exchange (“NYSE”) for the five consecutive trading days ending on the fifth trading day immediately preceding the Mergers, which was $66.02 per share. This results in a number of shares underlying assumed RSUs equal to 2,395,558, and therefore aggregate stock consideration in the Mergers of 44,239,577 shares of FIS stock. The Excess Company Transaction Fees are equal to the amount by which certain expenses of SunGard and its subsidiaries in connection with the Mergers, including for fees of investment bankers and counsel, amounts payable to employees and third parties in connection with the change of control, and certain amounts paid to affiliates of the Sponsor Stockholders (as defined in the Merger Agreement) in connection with the change of control, among others, exceed $25 million (the “Excess Company Transaction Fees”). The final amount of Excess Company Transaction Fees totaled $58.1 million, resulting in aggregate cash consideration of $2.231 billion.

In connection with the Mergers, FIS also repaid all of SunGard’s outstanding debt, totaling approximately $4.669 billion as of November 30, 2015. FIS funded the cash portion of the merger consideration, the pay-off of the indebtedness of SunGard and the payment of transaction-related expenses through a combination of available cash-on-hand and proceeds from debt financings, including proceeds from an issuance in October 2015 of the Senior Notes. FIS can provide no assurance that the anticipated benefits of the Mergers will be realized.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting as promulgated in Accounting Standards Codification Topic 805 (ASC 805) and is based on FIS’ and SunGard’s historical financial statements. Certain financial statement line items included in the historical financial statements of SunGard have been disaggregated, combined or classified differently to conform with FIS’ presentation, specifically:

•	Earned but Unbilled Receivables have been reclassified into Trade Receivables;

•	Other Receivables have been reclassified from Prepaid Expenses and Other Current Assets;

•	Deferred Income Taxes have been reclassified from Prepaid Expenses and Other Current Assets;

•	Assets Held for Sale have been reclassified to Prepaid Expenses and Other Current Assets;

•	Customer Base and Trade Name have been reclassified into Intangible Assets;

•	Accounts Payable, Accrued Compensation and Benefits, Accrued Interest Expense, Other Accrued Expenses and Liabilities Related to Assets Held for Sale have been reclassified into Accounts Payable and Accrued Liabilities;

•	Other Income Taxes have been reclassified into Other Long-Term Liabilities; and

•	Product Development and Maintenance and Depreciation and Amortization of Acquisition-Related Intangibles have been allocated between Cost of Revenues and Selling, General and Administrative Expenses.

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by FIS and SunGard are estimated to be approximately $208.0 million (including $58.1 million of Excess Company Transaction Fees and including call premiums of $69.2 million in respect of SunGard’s outstanding senior notes and senior subordinated notes (the “SunGard Notes”)) and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings, net of the estimated tax effect of $65.3 million at the statutory rate of 38% applied to deductible amounts. There are no non-recurring transaction costs in the results of either company for the nine months ended September 30, 2015 to be eliminated for the Pro Forma Condensed Combined Statement of Earnings as prescribed by Article 11 of Regulation S-X. In addition, the unaudited pro forma condensed combined financial statements do not reflect the anticipated realization of future cost savings nor any acquisition-related restructuring charges to be incurred in connection with the Mergers, which will be expensed as incurred.

3.	Accounting Policies

Generally accepted accounting principles require that the financial reporting for a combined entity be harmonized prospectively to conform accounting policies to those most appropriate for the combined entity. FIS has compared its accounting policies with those of SunGard and has identified the following changes.

SunGard elected to expense commission payments as incurred whereas FIS recognizes commission expense over the period that the related revenue is recognized. The unaudited pro forma condensed combined financial statements have been adjusted to conform SunGard’s expense recognition to that of FIS. The impact of this change was a reduction in Selling, General and Administrative expenses of $15.4 million and $23.4 million for the nine-months ended September 30, 2015 and year ended December 31, 2014, respectively.

SunGard’s policies and practices surrounding software development and capitalization of related costs differed from those used by FIS and will be conformed to those of FIS prospectively. As a result, FIS expects that more development costs will qualify to be capitalized than SunGard has recorded historically. It is not practicable to determine what the impact of the changes in application of the capitalization principles would have been for purposes of these pro forma condensed combined financial statements.

4.	Consideration Transferred

The following summarizes the consideration transferred to effect the acquisition of SunGard (in millions, except share data):

	Shares	Estimated Fair Value
Aggregate cash consideration, less Excess Company Transaction Fees of $58.1 million		$2,230.7
FIS Common Stock transferred at $66.02 per share	41.84 million	2,762.3
Portion of converted SunGard RSUs attributable to prior service period		101.4

Total consideration transferred		$5,094.4

5.	Estimate of Assets Acquired and Liabilities Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by FIS in the Mergers, reconciled to the estimate of consideration expected to be transferred (in millions):

Book value of net assets acquired as of September 30, 2015	$137.0
Adjusted for:
Elimination of existing goodwill, software and intangible assets	(4,936.0)

Adjusted book value of net assets acquired	(4,799.0)
Adjustments to:
Identifiable intangible assets(I)	2,730.0
Other noncurrent assets	(53.4)
Deferred revenues	228.2
Software	546.0
Deferred income taxes(II)	(721.5)
Preferred and common stock subject to put options	110.0
Goodwill(III)	7,054.1

Estimate of consideration expected to be transferred	$5,094.4

(I)

As of the effective date of the Mergers, identifiable intangible assets are required to be measured at fair value, and those acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments. The fair value of identifiable intangible assets will be determined using the “income method,” which starts with a forecast of all the expected future net cash flows. At this time, FIS does not have sufficient information as to the amount, timing and risk of cash flows associated with the intangible assets to be acquired. For purposes of these unaudited pro forma condensed combined financial statements, intangible assets have been valued at 30% of the total purchase price including assumed debt, which is consistent with FIS’ historical experience in other acquisitions with similar characteristics.
(II)	As of the effective date of the Mergers, FIS will record deferred income taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles (see Note 6. Pro Forma Adjustments, item (i)).
(III)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

6.	Pro Forma Adjustments

This note should be read in conjunction with other notes in the unaudited pro forma condensed combined financial statements. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	Reflects the cash impact of the transactions, including the aggregate cash consideration paid, incremental borrowings on FIS’ existing revolving credit facility and borrowings under FIS’ new term loan credit agreement and the Senior Notes less payment of related debt issue costs, the retirement of the existing SunGard debt, and the payment of transaction-related expenses (in millions):

Sources:
Borrowing under new term loan credit agreement	$1,500.0
Borrowing under new Senior Notes	4,500.0
Borrowing under FIS existing revolving credit facility	1,013.0

7,013.0

Uses:
Total cash consideration, net of Excess Company Transaction Fees of $58.1 million	2,230.7
Repayment of existing SunGard bank debt	2,458.0
Redemption of existing SunGard Notes	2,211.0
Debt issuance costs	40.9
Settlement of Treasury Lock hedges	15.9
Other transaction costs	208.0

7,164.5

Available cash on hand used	$(151.5)

(b)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows (in millions):

Eliminate SunGard historical goodwill	$(3,733.0)
Estimated transaction goodwill	7,054.1

Total	$3,321.1

(c)	To adjust intangible assets to an estimate of fair value, as follows (in millions):

Eliminate SunGard historical intangible assets	$(993.0)
Estimated fair value of intangible assets acquired	2,730.0

Total	$1,737.0

Intangible assets are assumed to represent 30% of the total purchase price including assumed debt, which is consistent with FIS’ history for other acquisitions with similar characteristics.

(d)	To adjust computer software to an estimate of fair value, as follows (in millions):

Eliminate SunGard historical software	$(210.0)
Estimated fair value of computer software acquired	546.0

Total	$336.0

Computer software is assumed to represent 6% of the total purchase price including assumed debt, which is consistent with FIS’ history for other acquisitions with similar characteristics.

(e)	To eliminate SunGard’s deferred debt issue costs, which have no ongoing fair value under the acquisition method of accounting, and record the estimated issue costs associated with the Senior Notes and FIS’ new term loan credit agreement (in millions):

Eliminate SunGard debt issue costs	$(53.4)
New FIS debt issue costs incurred	40.9

Total	$(12.5)

(f)	Reflects the impact on taxes payable of the deductible portion of transaction expenses.

(g)	To reduce SunGard’s deferred revenues to estimated fair value, determined as fulfillment cost plus a normal profit margin. Certain deferred revenues (e.g., software license, implementation and conversion fees) are deferred for accounting purposes but require minimal or no future incremental direct costs in order to be recognized. In determining a normal profit margin, FIS applied its historic profit margins to the estimated costs of services to be delivered for the remaining deferred revenue balances. The estimated net effect is a 45% reduction to total SunGard deferred revenues, or $228.2 million, as of September 30, 2015. A corresponding reduction of $265.0 million is reflected to revenue in the unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2014, which is based on a 45% reduction of the outstanding balance as of January 1, 2014. Because deferred revenues are short-term in nature and the transactions are assumed to occur, for purposes of the unaudited pro forma condensed combined statements of earnings, as of January 1, 2014, no reduction in revenues is assumed for the nine months ended September 30, 2015.

(h)	To record the net change in long-term debt as follows (in millions):

Repayment of the long-term portion of SunGard Bank Debt	$(2,458.0)
Redemption of SunGard Notes	(2,211.0)
New FIS term loan credit agreement	1,500.0
New FIS Senior Notes	4,500.0
New FIS borrowings on existing revolving credit facility	1,013.0

Total long-term debt	$2,344.0

FIS used available cash balances and the proceeds from the increase in long-term debt to fund the cash portion of the merger consideration and the additional cash needs of the proposed transactions, including transaction expenses and debt issue costs. Based on the new debt components (including the Senior Notes), debt issuance costs and repaid debt as shown above, the resulting impact on pro forma interest expense would be a decrease of approximately $50.0 million for the full year 2014 pro forma results and a decrease of approximately $37.7 million for the nine months ended September 30, 2015. For this purpose FIS is assuming interest rates of 1.5% on the existing revolving facility and 1.5% on the new delayed draw term loan.

(i)	To record the estimated impact on deferred income taxes of fair value pro forma adjustments, as follows (in millions):

Intangible assets	$1,737.0
Software	336.0
Other non-current assets	(53.4)
Deferred revenues	228.2

2,247.8
Estimated blended statutory tax rate	32.1%

Total	$721.5

(j)	To record the stock portion of the merger consideration, at par.

(k)	To record the stock portion of the merger consideration at fair value less par, to eliminate SunGard additional paid-in capital, and to record the attribution of pre-combination service relative to the conversion of unvested SunGard RSUs as follows (in millions):

Eliminate SunGard additional paid-in-capital	$(2,612.0)
Issuance of FIS RSUs in the Mergers	101.4
Issuance of FIS aggregate stock consideration	2,761.9

Total	$251.3

(l)	To eliminate SunGard’s retained deficit, and to record FIS’ estimated non-recurring costs for acquisition-related transaction costs, as follows (in millions):

Eliminate SunGard retained deficit	$3,921.0
Estimated $208.0 million acquisition related transaction costs net of tax at 38% (statutory tax rate in the U.S.) for the deductible portion	(142.7)

Total	$3,778.3

(m)	To eliminate SunGard’s preferred and common stock subject to put options, accumulated other comprehensive earnings, treasury stock and non-controlling interest, and to reflect the settlement of treasury lock hedges entered into in anticipation of issuing the Senior Notes.

(n)	To record the following adjustments (in millions):

	Nine months ended September 30, 2015	Year ended December 31, 2014
Estimated SunGard intangible asset amortization based on estimated fair value (15% of pro forma fair value using the accelerated, pattern-of-benefit amortization method)	$286.7	$409.5
Estimated SunGard computer software amortization based on estimated fair value (22% of pro forma fair value using the accelerated, pattern-of-benefit amortization method)	81.9	120.1
Eliminate SunGard intangible asset amortization	(65.0)	(136.0)
Eliminate SunGard computer software amortization	(32.9)	(104.0)

Total	$270.7	$289.6

The assumed life for intangible assets is 10 years and for software is 7 years, resulting in amortization for the first 5 years as follows (in millions):

	Intangible assets	Computer software
Year 1	$409.5	$120.1
Year 2	382.2	109.2
Year 3	354.9	98.3
Year 4	327.6	81.9
Year 5	300.3	65.5

(o)	To adjust selling, general and administrative expenses for the elimination of SunGard management fees.

(p)	To give tax effect to the impact of the commission accounting policy change and the pro forma revenue and expense adjustments based on the estimated blended statutory tax rate of 32.1%.

(q)	The weighted average shares outstanding – basic is adjusted by the number of FIS shares to be transferred as consideration (Note 4). The weighted average shares outstanding – diluted is adjusted further by the expected dilution attributable to assumed share-based awards that are not fully vested at the date of the Mergers.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount.

The unaudited pro forma condensed combined financial statements do not reflect the anticipated realization of future cost savings, which are expected to be derived from infrastructure consolidation, elimination of overhead redundancies, and organizational restructure. Although FIS management expects that cost savings will result from the Mergers, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect estimated acquisition-related restructuring charges, integration costs, or capital expenditures associated with the expected cost savings.